Exhibit 10.15

LOCATION AGREEMENT

This Location Agreement (“Agreement”) is entered into as of this 4 day of August, 2022 (the “Effective Date”), by and between The Salvation Army, a Georgia corporation (“TSA”) and The Chosen Texas, LLC, a Texas limited liability company (“The Chosen”), for the use of the replica City of Capernaum in Midlothian, Texas, owned by The Salvation Army.

In consideration of the mutual covenants and promises contained in this Agreement, TSA and The Chosen (individually, a “Party” and collectively, the “Parties”) agree as follows:

1.	LICENSE TO OCCUPY

Subject to the terms of this Agreement, the TSA hereby grants to The Chosen and its employees, agents, independent contractors and suppliers, all of whom are included in the term “The Chosen”, for purposes of entry upon, occupancy and use of the Property, a license to enter upon, photograph, record, occupy and use the Property to the extent specified in Paragraph 3 below for the periods set forth in Paragraph 4, and to bring all necessary personnel, equipment and temporary sets onto the Property, for the purpose of making stills and motion pictures and sound recordings of, on or about the Property.

2.	PROPERTY

For purposes of this Agreement, “Property” means that certain real property owned by TSA located in Midlothian, Texas as shown on Exhibit A, and any buildings or structures located on the real property consisting of the replica City of Capernaum, including both interior and exterior portions of such buildings and structures and all personal property, including fixed and movable fixtures, located on the real property or within the buildings or structures. During the Term, The Chosen shall be responsible for all maintenance and repairs to Property.

3.	SCOPE OF USE

The Chosen will have the right to use the electricity, gas, water and other utilities on the Property at The Chosen’s risk and expense. The Chosen will have a license during the periods set forth in Paragraph 4 below to use all of the Property or such portions thereof as for preparing, rehearsing, filming and recording of scenes and sounds for only biblical adaptations produced by The Chosen.

4.	DATES

The Property will be available for use by The Chosen commencing at 7:00 am on August 7th , 2022 and continuing until 5:00 pm on September 30, 2022 (“Term”). If The Chosen requires use of the Property prior or subsequent to the foregoing Term to prepare and wrap the location (“Additional Use”), then The Chosen may request that TSA provide additional access to the Property and TSA will be reasonable in its response to that request, having regard to TSA’s previously scheduled events and day-to-day activities and provided that The Chosen will pay additional fees computed on a daily basis with respect to the sums payable pursuant to Paragraph 5.

5.	FEES

As payment for all of the rights granted to The Chosen under this Agreement, The Chosen will pay to TSA $ 250,000.00 for the Term. In addition, the daily rate for any Additional Use of the Property is $ 2,150.00. Any utilities used by The Chosen at the Property not directly invoiced to The Chosen by third-party utility providers, TSA will bill The Chosen for calculated utilities utilized by The Chosen at the Property, which amounts shall be due and payable within ten (10) days from receipt of invoice.

All fees specified are exclusive of any applicable taxes, which shall be the responsibility of The Chosen. All known fees are payable in advance upon the execution of this Agreement by the Parties.

The Chosen’s failure to timely make payment of fees in full when due entitles TSA immediately to terminate this Agreement without notice, penalty, or further obligation to The Chosen.

6.	FACILITIES

The Chosen agrees to remove all equipment and temporary sets after completion of its use of the Property at the end of the Term and to leave the Property in as good or better a condition as when entered upon by The Chosen, reasonable wear and tear excepted. Signs, furniture and/or furnishings on the Property may be removed or changed by The Chosen, but if removed or changed, such signs, furniture and/or furnishings will be replaced promptly by The Chosen at the end of the Term. Except with the prior written consent of TSA, which may be withheld in TSA’s discretion, The Chosen shall not make any physical alterations to any real property, building, or improvements forming part of any building on the Property including, without limitation, altering, disconnecting or interfering with any plumbing, electrical, heating, ventilation or air conditioning systems, or making any holes in ceilings, walls or floors that could disturb or release materials from those systems or the structure into the environment. The Chosen will use reasonable care to prevent damage to the Property.

7.	FORCE MAJEURE

If because of illness of actors, director or other essential artists and crew, weather conditions, defective film or equipment or any other occurrence beyond The Chosen’s control, The Chosen is unable to start work on the date designated above or work in progress is interrupted during use of the Property or either event or if The Chosen determines at a later date that re-takes are necessary, The Chosen will have the right, upon scheduling approval by TSA, to use the Property at a later date or to extend the period set forth in Paragraph 4, subject to TSA’s previously scheduled events and day-to-day activities, without payment of additional fees to TSA, except for reimbursement of costs already incurred or revenue lost by TSA provided that if the total number of days of use of the Property exceeds the total number of days provided for in Paragraph 4, The Chosen will pay additional daily fees as provided in Paragraph 5 for those additional days. The Chosen acknowledges, in particular, but without limiting the proviso regarding TSA’s previously scheduled events and day-to-day activities, that the Property may be unavailable at certain times due to various commitments.

8.	RIGHTS

All rights of every kind and nature whatsoever in and to all still and motion pictures and sound recordings made under this Agreement in connection with use of the Property by The Chosen will be and remain the sole and exclusive property of The Chosen, including, without limitation, the perpetual and irrevocable right and license to use and re-use said photography and/or said sound recordings in connection with any motion pictures or television series as The Chosen elects, and in connection with advertising, publicizing, in-content clip licensing, exhibiting, distributing and exploiting such motion pictures in any manner, media now known or hereafter devised whatsoever and at any time in any part of the universe in perpetuity, and neither the Owner nor any other Party now or hereafter claiming an interest in the Property through the Owner will have any right of action against The Chosen arising from or based upon any use or exploitation of said photography and/or said sound recordings, provided that such photography and sound recordings do not include TSA’s name or any logo, slogan, trademark or other identifying mark, nor any TSA personnel, except with the express prior written consent of TSA, which may be withheld in the TSA’s discretion.

9.	USAGE

The Chosen is not obligated actually to use the Property or to include any of said photography and/or said sound recordings in any motion picture. TSA may not terminate or rescind the permission granted to The Chosen under the Agreement to use and photograph the Property, except in the case of a violation of the Rules of Conduct set out in Schedule “A” hereto or the Scope of Use set out in Paragraph 4. In the event of a violation of any of the Rules of Conduct or the Scope of Use, The Chosen shall be given reasonable notice and the opportunity to remedy the breach, but should The Chosen fail to do so within a reasonable period of time, then TSA shall be entitled to rescind its permission to use the Property and terminate this Agreement, and may seek an injunction to enforce same if necessary.

11.	WARRANTIES

11.1	TSA represents, warrants, and agrees that:

(a) it is the sole and exclusive legal owner of the Property and has the full right, power and authority to grant The Chosen the rights granted under this Agreement;

(b) except as contemplated in this Agreement, it will take no action nor allow or permit or authorize any third party to take any action which might interfere with The Chosen’s full use and quiet enjoyment of the Property in accordance with the terms of this Agreement; and

(c) except during the Term when The Chosen shall maintain and repair the Property, it will act reasonably to maintain the Property in useable condition for all uses by The Chosen contemplated under this Agreement, provided that if the Property or any building or improvement thereon suffers any material damage or destruction, TSA shall have no obligation to repair or rebuild within any particular period of time.

11.2	The Chosen represents and warrants to TSA that:

(a)    The Chosen has all legal authority, including, without limitation, all permits and licenses that it may require to lawfully carry on business in the state of Texas and within the City where the Property is located.

(b)   The Chosen will fully comply with all applicable laws, ordinances, and governmental rules and regulations including Hazardous Materials Laws at all times that it is on or using the Property;

(1)         “Hazardous Materials” means any substance, material, or waste that is or becomes regulated by any local governmental agency, the State of Texas, or the federal government, including, but not limited to, any material or substance that is (1) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, 33 U.S.C. § 1317, (2) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., (3) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (4) petroleum, (5) asbestos, and (6) polychlorinated biphenyls.

(2)         “Hazardous Materials Laws” means any federal, state, or local statute, ordinance, order, rule, or regulation of any type relating to the storage, handling, use, or disposal of any Hazardous Materials, the contamination of the environment, or any removal of such contamination, including, without limitation, those statutes referred to in subparagraph (b) (1), above.

(3)          The Chosen shall indemnify, defend, and hold harmless TSA from and against all claims, liabilities, losses, damages, and costs, foreseen or unforeseen, including without limitation counsel, engineering, and other professional or expert fees, that TSA may incur by reason of The Chosen’s action or inaction with regard to its obligations under subparagraphs (b) (1) and (2), above.

(c)   The Chosen will promptly pay when due all accounts relating to goods or services supplied to The Chosen on or in relation to the Property, ensure that no liens are filed against the Property in respect thereof, and immediately pay out and discharge any such liens and fully indemnify TSA in respect thereof.

And

(d)   The Chosen shall keep the Property in good condition and maintain & repair the Property during the Term and any other time Property is in use by The Chosen.

12.	THE CHOSEN’S RELEASE AND INDEMNIFICATION

The Chosen hereby releases and indemnifies any and all claims, demands, actions, suits, or causes of action, including counsel fees and other costs against TSA arising from injury to The Chosen’s and its contractors’ personnel, and its and their members, guests, invitees, or equipment on the Property. The Chosen hereby indemnifies TSA against the claims, demands, actions, suits, or causes of action, including counsel fees and other costs defending against the same for loss, damage, or personal injury (including death) of third parties, their members, guests, or invitees for injuries arising from The Chosen’s exercise of rights under this Agreement (collectively, “Claims”). TSA shall promptly notify The Chosen of any and all Claims, and The Chosen shall have the right to control the defense and settlement of the Claims, through counsel of its own choosing, except that The Chosen shall not settle any Claims without the prior written consent of TSA, which consent shall not be unreasonably withheld, conditioned, or delayed so long as the settlement contains a full waiver of rights and settlement against any and all claims, including future ones. In addition, TSA may employ attorneys selected by it to defend any such action if The Chosen, in TSA sole discretion, fails to act in TSA’s best interest, the costs and expenses of which will remain the responsibility of The Chosen. TSA will provide The Chosen with timely notice of the existence of such proceedings and such information, documents and other cooperation as reasonably necessary to assist The Chosen in establishing a defense to such action.

These indemnities survive termination of this Agreement. This section 12 shall not apply as a result of the gross negligence or willful misconduct of TSA.

13.	INSURANCE & INSPECTION OF PREMISES

13.01       The Chosen and TSA agree to jointly inspect the Property prior to and following The Chosen’s use, noting in writing all existing damage, if any. TSA shall be entitled to inspect the Property at any time during The Chosen’s occupancy to verify The Chosen’s compliance with the terms of this Agreement. TSA agrees to submit to The Chosen, in writing, within 10 days of The Chosen vacating the Property (and within 10 days of completion of any additional use by The Chosen of Property, if at all), a detailed list of all claimed property damage for which The Chosen is responsible. TSA will permit The Chosen’s representatives to inspect such damage. If any actual and verifiable damage to the Property is caused by The Chosen’s use of the Property, The Chosen agrees to pay for and/or perform all necessary repairs. The Chosen will obtain and maintain comprehensive general liability insurance with a combined single limit of at least Three Million Dollars ($3,000,000.00) per occurrence insuring against any all liability for personal injury, property damage liability insurance with a limit of at least Three Million Dollars ($3,000,000.00) per accident or occurrence and builder’s risk insurance, naming TSA as an additional insured. The Chosen will also provide an umbrella liability coverage with an aggregate limit of not less than Ten Million Dollars ($10,000,000.00). The Chosen will also provide Stand-Alone Sexual Abuse and Molestation Incident Coverage with an aggregate limit of not less than Ten Million Dollars ($10,000,000.00). The Chosen will provide a certificate of insurance to TSA confirming such insurance is in place prior to entry onto the Property.

13.02       In the event that TSA supplies to The Chosen or permits The Chosen to use any of the TSA equipment, materials or furnishings, TSA shall not be liable for any malfunction or failure of such equipment, materials or furnishings or direct or consequential damages.

14.	SAFETY

The Chosen shall be responsible for safety management for all persons who are present within the boundaries of the Property for the rental term including but not limited to The Chosen’s workers, The Chosen’s subcontractors, employees and invitees of TSA, and the general public. All persons entering the Property shall be required to register with security personnel maintained by The Chosen. If TSA determines, in its sole discretion, that access to the broader real estate owned by TSA is affected by the presence of The Chosen, TSA shall notify The Chosen of the safety issues and The Chosen shall provide additional safety management to address these broader safety issues.

15.	CREDITS

Credit for use of Property shall read: Filmed on location at The Salvation Army, Camp Hoblitzelle, Midlothian, Texas. The credit shall include a recognizable Salvation Army Shield. Failure by The Chosen to comply with the credit line or failure by any third parties to so comply, shall constitute a breach of this Agreement. The Credit shall appear as follows:

1.	Filmed on location at The Salvation Army, Camp Hoblitzelle, Midlothian, Texas

2.

Filmed on location at The Salvation Army, Camp Hoblitzelle, Midlothian, Texas

16.	MISCELLANEOUS

This Agreement may be executed in counterparts, and any counterpart may be delivered electronically by email or otherwise This Agreement is the entire agreement of the Parties with respect to the subject matter hereof and cannot be modified or cancelled except by written instrument signed by both Parties. This Agreement will be interpreted in accordance with the laws of the state of Texas and the courts located in Ellis County, Texas will have jurisdiction over all disputes under this Agreement. The Parties acknowledge to each other that they have not entered into this Agreement in reliance upon any representation (written or oral, express or implied) not contained in this Agreement. The Chosen may not assign this Agreement and its rights hereunder to any third party.

[Signatures on Next Page]

IN WITNESS WHEREOF each of the Parties has caused its duly authorized signatory(ies) to sign this Agreement as of the date written on page one.

The Salvation Army, a Georgia corporation	The Chosen, Texas LLC

Signature:	/s/ James K. Seiler	Signature:	/s/ Bradley Pelo

Printed Name:	James K. Seiler	Printed Name:	Bradley Pelo

Date:	August 4, 2022	Date:	8/5/2022

EXHIBIT A

(To Be Inserted)

Hobilitzelle Camp & Conference Center
AREA OF CONSTRUCTION
Camp Hobilitzelle Lake

NORTH

01 A2.01 SITE PLAN

SCALE: 1" = 60'

SITE PLAN GENERAL NOTES

1. [illegible]
2. [illegible]
3. [illegible]
4. [illegible]

FIRE APPARATUS ACCESS NOTES

1. [illegible]
2. [illegible]
3. [illegible]

ARCHITECTURE
PLANNING
INTERIOR DESIGN

GHLA

CRC

IMPLEMENT. EMPOWER. SUSTAIN.

"THE CHOSEN"

FORTPERNAUM

ELLIS COUNTY, TEXAS

DATE: 08-25-2021

ISSUE:

- DESIGN CHANGES 12/2/2021
- DESIGN CHANGES 02/16/2022

SHEET TITLE:

SITE PLAN

A2.01

SCHEDULE A

RULES OF CONDUCT WHILE ON ANY TSA PROPERTY

1.	No wildlife, trees or shrubs on the Property shall be damaged by The Chosen, its members, its guests or invitees.

2.	Fires are authorized to the extent they are in compliance with local fire regulations and monitored at all times by personnel with appropriate fire suppression equipment.

3.	Smoking (including all tobacco and vapor products), alcohol, cannabis, illegal drugs in any form and drugs which when consumed impair a person’s mental or physical ability or capacity to function are strictly forbidden in all areas of TSA Property, with the exception of tobacco products may be consumed in specifically designated areas.

4.	The use of inappropriate language (including T-shirt logos, etc.) or gestures by cast and/or crew is not permitted. TSA reserves the right to, in its sole & absolute discretion, determine what language (including T-shirt logos, etc.) or gestures is inappropriate.

5.	Cast and crew must wear ID badges or ID tags in a visible manner at all times while on TSA Property, except for cast while being filmed.

6.	Pets are not allowed on TSA Property. This rule does not apply to ADA approved service animals (i.e. dogs & miniature horses) assisting the disabled. The use of animals for filming purposes must be approved by TSA in writing prior to start of filming.

7.	At any and all times cast and crew must only use areas specifically designated by TSA for their use. These areas shall only include washrooms, temporary office space and/or a lunch room if specifically agreed.

8.	The use of motor vehicles will be limited and be operated on designated roadways only, except as reasonably necessary for purposes of the Productions. Cast and crew shall park any and all vehicles in designated area(s) as approved in writing by the designated representative of TSA. Except for purposes of first century ‘vehicles’, no vehicle shall be on cultivated and maintained grass or at housing or program areas, unless approved in writing. Driving to these areas should be reserved for loading and unloading only. All fire lanes and garbage bin access must remain open and accessible at all times. Any damaged caused by any vehicle shall be immediately repaired by The Chosen.

9.	For the safety and protection of everyone concerned, any unsupervised communication or contact of any kind between cast and crew and minors on or about any TSA Property is not allowed.

10.	There must be an adequate number of production personnel to ensure that no one enters or is present in an area where there is any cast, crew or equipment and/or scenes being prepped, filmed or wrapped.

11.	Joint occupancy of any housing by individuals of the opposite sex only allowed for legally married couples and for non-relationship individuals of the same biological sex.

12.	TSA reserves the right to, in its sole & absolute discretion, define the meaning of words, standards, and interpretations referenced in this Schedule A

Please refer any questions or concerns regarding any aspect of filming on TSA Property to the TSA’s designated representative.